Exhibit 10.1

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

for the

Theracell Advanced Biotechnology S.A, Theracell Advanced Biotechnology LTD and ΙDNA Genomics Public Limited (jointly and severally “Theracell”)

and Orgenesis Inc and its subsidiaries. (“Orgenesis”)

July 12th, 2024

Theracell and Orgenesis intending to be legally bound, hereby agree as follows:

Purchaser	Orgenesis, Inc and / or any of its subsidiaries (“Orgenesis”)

Seller	Theracell Advanced Biotechnology S.A, Theracell Advanced Biotechnology LTD, and ΙDNA GENOMICS PUBLIC LIMITED, jointly and severely (“Seller”).

Assets	Theracell herby sells, assigns and transfers to Orgenesis and Orgenesis hereby purchases from Theracell the following assets (collectively, “Assets”):

Asset #1

50% of ownership rights and shares in Theracell Laboratories IKE, so that immediately after such sale, Orgenesis, shall own 100% of the outstanding shares of Theracell Laboratories IKE.

Asset #2

The Products described in Exhibit A to this Agreement (“Products”).

Transfer of Rights under JVA

 In addition Theracell Advanced Biotechnology LTD hereby transfers and assigns to Orgenesis, free of charge, all of Theracell Advanced Biotechnology LTD’s rights under that certain ATP Joint Venture Agreement entered between Orgenesis and Theracell Advanced Biotechnology LTD, dated December 25, 2022 (“ATP JVA”), including without limitation, all of Theracell Advanced Biotechnology LTD ‘s shares in and/or rights in the JV Entity (as defined in the ATP JVA), and Theracell Advanced Biotechnology, S.A. hereby transfers and assigned to Orgenesis, gratis, all of Theracell Advanced Biotechnology, S.A.’s rights under the Amended and Restated Joint Venture Agreement dated August 21, 2020, between Orgenesis (or its affiliates) and Theracell Advanced Biotechnology, S.A., as revised by the Separation Agreement dated December 22, 2022 (“Amended and Restated JVA”) including without limitation, all of Theracell Advanced Biotechnology SA’s shares in and/or rights in the JV Entity as defined in the Amended and Restated JVA .

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Assignment	Each of Theracell, its affiliates, and Mr. Fotis Sakellaridis and Orgenesis shall sign all documents and assignment and take all other actions reasonably requested by Orgenesis to effectuate the transfer and assignment of all rights, title and interest in and to the Assets to Orgenesis. Without limiting the generality of the foregoing, upon the execution of this Agreement, Theracell, its affiliates, and/or Mr. Fotis Sakellaridis (as applicable) shall execute and deliver to Orgenesis the Patent Assignment Agreement attached hereto as Exhibit A.

Consideration	The Parties to this Agreement have commissioned BDO Israel to perform an independent valuation of the Assets being sold pursuant to this agreement. Such valuation, attached hereto as Exhibit E has determined a valuation of US$13,000,000 (Thirteen Million US Dollars). Orgenesis will pay Theracell as consideration for the Assets (“Consideration”) the amount of $13,000,000 (Thirteen Million US Dollars) less any amount due to Orgenesis and/or any of its subsidiaries (the “Debt”). The Consideration will be paid by Orgenesis to Theracell as follows:

	●	The amount of $400,000 (Four Hundred Thousand US Dollars) will be paid to Theracell within 60 (sixty) days after the execution of this Agreement.

	●	The amount of $250,000 (Two Hundred and Fifty Thousand) will be paid to Theracell within one (1) year after the execution of this agreement.

	●	The remaining amount of the Consideration (less any Debt) will be paid in four (4) equal annual payments on 12.30.2025, 12.30.2026, 12.30.2027 and 12.30.2027.

On any late payment an additional default interest will apply calculated at 10% annually on an actual/365-day conversion.

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Waiver and Release/ Representations and Warranties/ Indemnification Clause

Subject to the consummation of the sale, assignment, and transfer of the Assets by Theracell to Orgenesis and fulfillment of all other undertakings as set forth herein, including without limitation Theracell’s indemnification undertaking below, each of Orgenesis and Theracell on behalf of itself, its officers, subsidiaries, affiliated companies, successors and assigns hereby remises, releases and forever discharges and covenants not to sue the other party, its successors, assigns, affiliated companies and all employees, directors, officers and agents thereof, from any liability of any kind, under any law or in tort and under any applicable jurisdiction, whether direct or indirect, foreseen or unforeseen, contingent or actual, present or future, and any claim, cause of action or demand made or to be made by the other party or by any other person on behalf of the other Party, in respect of or arising out of the Assets, MSAs/SOWs, JVAs and/or any other agreement signed between the parties, and any other actions, discussions or negotiations prior to the execution of this Agreement. Notwithstanding the above, Theracell hereby warrants that entering into this Agreement will not result in the imposition of any charge, pledge, attachment, lien, liability, or other burden upon Orgenesis in respect of the Assets transferred and will not give any third parties a cause, right, basis, or claim against Orgenesis and/or its affiliates in respect of the Assets transferred. Without derogating from the foregoing, it is hereby agreed that Orgenesis does not assume any liabilities of Theracell, and that Theracell shall be solely responsible for any charges and liabilities with respect to the Assets and relating to the period prior to the execution of this Agreement, including, without limitation those set forth in listed in Exhibits C and D.

Theracell shall indemnify, defend, and hold Orgenesis, its Affiliates and its employees, officers, directors, and agents harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs, and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any third party claim, demand, action and other proceeding (each a “Claim”) related to the Assets transferred.

Confidentiality; Publicity	Each party hereto acknowledges and confirms that this Agreement and all terms hereof are confidential and, subject to applicable law, that neither its existence nor the terms hereof will be disclosed to any other person other than parties’ officers, directors, employees and advisors or potential investors under NDA, unless and to the extent required for fulfillment of any compliance, public company disclosures, legal and/or regulatory obligations.

Disclosure Exhibits	Exhibit C and Exhibit D for disclosure purposes are attached hereto.

Governing Law	This Agreement shall be governed by the laws of the State of New York, United States of America, without regard to its conflict of law provisions.

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Binding Agreement; Further Assurances	Each Party represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon such Party and is enforceable in accordance with its terms. This Agreement supersedes any prior agreements between the parties with respect to the subject matter hereof. The execution, delivery, and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party. From time to time, at Orgenesis’ request and without further consideration, Theracell shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Theracell Advanced Biotechnology, S.A	Orgenesis Inc.

by:	by:
name:	name:
title:	title:

Theracell Advanced Biotechnology LTD

by:
name:
title:

IDNA GENOMICS PUBLIC LIMITED

by:
name:
title:

Agreed and accepted by Mr. Fotis Sakellaridis:______________

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